Exhibit 4.3

Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

Re: Albertsons Companies, Inc.—Lock-Up Agreement

Ladies and Gentlemen:

In connection with the proposed initial public offering (the “IPO”) of shares of Common Stock (the “Shares”) of Albertsons Companies, Inc., a Delaware corporation (the “Company”), the undersigned hereby agrees that, during the Lock-Up Period specified below, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Shares, or any options or warrants to purchase any Shares, or any securities convertible into, exchangeable for or that represent the right to receive Shares, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (the “SEC”) acquired on or prior to the consummation of the IPO (the “IPO Date”) (or acquired from the Company in exchange for or with respect to such securities) (collectively, the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option or forward sale or similar contract) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The first lock-up period (the “First Lock-Up Period”) will commence on the date of this Lock-Up Agreement and continue until six months after the IPO Date.

The second lock-up period (the “Second Lock-Up Period”) will commence upon the expiration of the First Lock-Up Period and continue until 12 months after the IPO Date.

The third lock-up period (the “Third Lock-Up Period”) will commence upon the expiration of the Second Lock-Up Period and continue until 18 months after the IPO Date.

The fourth lock-up period (the “Fourth Lock-Up Period” and, together with the First Lock-Up Period, the Second Lock-Up Period and the Third Lock-Up Period, the “Lock-Up Period”) will commence upon the expiration of the Third Lock-Up Period and continue until 24 months after the IPO Date.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to any Affiliate of the undersigned or any investment fund or other entity controlled or managed by the undersigned or its Affiliates, (but in each case under this clause (iii), not including a portfolio company), provided that such person agrees to be bound in writing by the restrictions set forth herein, (iv) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii) above provided that such person agrees to be bound in writing by the restrictions set forth herein, (v) pursuant to an order of a court or regulatory agency, (vi) the pledge, hypothecation or other granting of a security interest in the Undersigned’s Shares to one or more banks or financial institutions as bona fide collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such Shares or thereafter, (vii) to the Underwriters (as defined in the Underwriting Agreement) pursuant to that certain Underwriting Agreement to sell Shares of the Company, dated as of                , 2020, by and among the Company, the Selling Stockholders (as defined in the Underwriting Agreement) and the Underwriters party thereto (the “Underwriting Agreement”), (viii) to the Company in connection with the repurchase of Shares by the Company with the proceeds from the public offering of the Company’s Mandatory Convertible Preferred Stock (including in connection with an exercise of the “green shoe” option) or (ix) with the prior written consent of the Company. For purposes of this Lock-Up Agreement “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now has, and, except as contemplated by clauses (i)-(ix) above, for the duration of this Lock-Up Agreement will have, good and valuable title to the Undersigned’s Shares. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions. For purposes of this agreement, “Affiliate”) shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof.

Furthermore, notwithstanding the foregoing:

(a) during the Second Lock-Up Period, the undersigned will be permitted to sell up to twenty-five percent (25%) of the number of the Undersigned’s Shares that the undersigned beneficially owned as of immediately after the IPO Date and after giving effect to (i) any sale of Shares by the undersigned from the exercise of the “green shoe” option by the underwriters in the IPO and (ii) any repurchase of Shares by the Company from the undersigned with the proceeds from the offering of preferred stock of the Company concurrent with the IPO (such number of the Undersigned’s Shares, the “Post-IPO Ownership Amount”) (as adjusted to give effect to any stock split, stock distribution or similar transaction after the IPO Date, as so adjusted the “Second Period Amount”); provided that such Shares may only be sold in a registered, underwritten offering made in accordance with the terms of the Registration Rights Agreement among the Company, the undersigned and certain other stockholders, dated the date hereof, as the same may be amended (the “Registration Rights Agreement”); provided further that the undersigned shall be permitted to sell additional Shares in any such registered, underwritten offering to the extent that the managing underwriters of such registered, underwritten offering conclude that additional Shares may be sold in such offering without adversely affecting the distribution (including the price) of the Shares being offered by the undersigned and other holders; provided further that, to the extent the undersigned elects not to participate in an any such registered, underwritten offering or does not elect to sell the maximum number of Shares permitted pursuant to this paragraph (but not more than the Second Period Amount), the undersigned may then sell up to that maximum amount of Shares in a non-underwritten registered shelf takedown (provided that the Company is not required to participate in any due diligence or comfort letter process in connection with such takedown) or an unregistered sale pursuant to Rule 144 or another exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) (unless the holder is otherwise restricted, such as pursuant to a lock-up delivered to an underwriter or pursuant to the terms of the Registration Rights Agreement);

(b) during the Third Lock-Up Period, the undersigned will be permitted to sell a number of shares up to the remainder of (i) fifty percent (50%) of the Post-IPO Ownership Amount minus (ii) the number of Shares up to the Second Period Amount that the undersigned sold during the Second Lock-Up period or could have been sold pursuant to the third proviso of the preceding paragraph (as adjusted to give effect to any stock split, stock distribution or similar transaction after the IPO Date, as so adjusted, the “Third Period Amount”); provided that such Shares may only be sold in a registered, underwritten offering made in accordance with the terms of the Registration Rights Agreement; provided further that the undersigned shall be permitted to sell additional Shares in any such registered, underwritten offering to the extent that the managing underwriters of such registered, underwritten offering conclude that additional Shares may be sold in such offering without adversely affecting the distribution (including the price) of the Shares being offered by the undersigned and other holders; provided further that, to the extent the undersigned elects not to participate in an any such registered, underwritten offering or does not elect to sell the maximum number of Shares permitted pursuant to this paragraph or the preceding paragraph, the undersigned may then sell up to that maximum amount of Shares in a non-underwritten registered shelf-takedown (provided that the Company is not required to participate in any due diligence or comfort letter process in connection with such takedown) or an unregistered sale pursuant to Rule 144 or another exemption from registration under the Securities Act (unless the holder is otherwise restricted, such as pursuant to a lock-up delivered to an underwriter or pursuant to the terms of the Registration Rights Agreement); and

(c) during the Fourth Lock-Up Period, the undersigned will be permitted to sell a number of shares up to the remainder of (i) seventy-five percent (75%) of the Post-IPO Ownership Amount minus (ii) the number of Shares up to the Third Period Amount that the undersigned sold during the Second Lock-Up period or Third Lock-Up period or could have been sold pursuant to the third proviso of the preceding two paragraphs (as adjusted to give effect to any stock split, stock distribution or similar transaction after the IPO Date, as so adjusted) of the number of the Undersigned’s Shares; provided that such Shares may only be sold in a registered, underwritten offering made in accordance with the terms of the Registration Rights Agreement; provided further that the undersigned shall be permitted to sell additional Shares in any such registered, underwritten offering to the extent that the managing underwriters of such registered, underwritten offering conclude that additional Shares may be sold in such offering without adversely affecting the distribution (including the price) of the Shares being offered by the undersigned and other holders; provided further that, to the extent the undersigned elects not to participate in an any registered, underwritten offering or does not elect to sell the maximum number of Shares permitted pursuant to the preceding two paragraphs, the undersigned may then sell up to that maximum amount of Shares in a non-underwritten registered shelf-takedown (provided that the Company is not required to participate in any due diligence or comfort letter process in connection with such takedown) or an unregistered sale pursuant to Rule 144 or another exemption from the registration requirements under the Securities Act (unless the holder is otherwise restricted, such as pursuant to a lock-up delivered to an underwriter or pursuant to the terms of the Registration Rights Agreement).

In addition, to the extent that the undersigned is permitted to sell any number of the Undersigned’s Shares without the requirement to sell in a registered, underwritten offering pursuant to the preceding requirements, the undersigned may transfer such Undersigned’s Shares as part of a distribution to direct or indirect members or partners of the undersigned (which, for the avoidance of doubt, may be accomplished by a redemption of one or more member’s or partner’s interest in the undersigned in exchange for Shares), provided that the distributee agrees to be bound in writing by the restrictions set forth herein.

Notwithstanding anything to the contrary contained in paragraphs (a), (b) or (c) above, no registered sales may be made prior to the consummation of the second demand registration pursuant to the Registration Rights Agreement, except as part of a registered, underwritten offering made pursuant to the Registration Rights Agreement.

In the event that any holder of Common Stock subject to a similar agreement other than the undersigned is permitted by the Company to sell or otherwise transfer or dispose of any Shares of Common Stock for value (whether in one or multiple releases), then the same percentage of Shares of Common Stock held by the undersigned (the “Pro-Rata Release”) shall be immediately and fully released on the same terms from any remaining lock-up restrictions set forth herein; provided that such Pro-Rata Release shall not apply in the event of any registered, underwritten offering, whether or not such offering or sale is wholly or partially a secondary offering of the Company’s Common Stock during the Lock-Up Period if the undersigned, to the extent the undersigned has a contractual right to demand or require the registration of the Undersigned’s Shares or otherwise “piggyback” on a registration statement filed by the Company for the offer and sale of its Common Stock, is offered the opportunity to participate on a basis consistent with such contractual rights in such registered, underwritten offering. The foregoing shall also not apply to any release of a lock-up entered into with the managing underwriter(s) of any underwritten offering.

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The undersigned understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Exact Name of Stockholder

Authorized Signature

Title

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